Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JULY 2022

Dallas, Texas, July 5, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.549990 per unit, payable on July 29, 2022, to unit holders of record on July 15, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for April 2022 and the gas production for March 2022. Preliminary production volumes are approximately 40,082 barrels of oil and 1,024,821 Mcf of gas. Preliminary prices are approximately $105.12 per barrel of oil and $4.57 per Mcf of gas.

This month’s distribution is lower than the previous month’s due to decreased production of oil and gas, primarily due to the timing of receipts through the end of the month.

The production from the new horizontal gas wells in Panola County, Texas, has contributed approximately $880,000 reflecting March production. They were averaging about 752 Mcf per day per well during March totaling over 186,000 Mcf with an average pricing of $4.41 per Mcf. In addition to these proceeds, the additional 8 new wells which were paid upon for the month of March, contributing approximately $200,000, reflecting an average of 215 Mcf per well, per day.

Additionally, another 3 new horizontal wells, also in Panola County, are being paid on by another operator for the month of production for April 2022, however, the funds were not received in time for this distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	40,082	1,024,821	$105.12	$4.57
Prior Month	64,786	1,037,379	$94.63	$5.19

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of June, approximately $900,762 of revenue received will be posted in the following month of July in addition to normal receipts during July.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary has been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839